                                                                     EXHIBIT 4.9

                                                               Counterpart No. 2



                      MASTER EQUIPMENT FINANCING AGREEMENT

         THIS MASTER EQUIPMENT FINANCING AGREEMENT (the "Agreement") is dated as of the 18th day of June, 1996 by and between SENTRY FINANCIAL CORPORATION, a Utah corporation ("Sentry"), having its principal office and place of business at One Utah Center, 201 South Main Street, Suite 1400, Salt Lake City, Utah 84111-2215 and VENTURI TECHNOLOGIES, INC., a Texas corporation ("Customer"), having its principal office and place of business at 3629 Conflans, Irving, Texas 75061.

         IN CONSIDERATION of the mutual agreements set forth hereinafter and the payment of rent or loan payments as provided for herein, the parties agree as follows:

         1. PROPERTY FINANCED. This contract is a Master Equipment Financing Agreement which contemplates that Sentry, from time to time, will (i) lease equipment to Customer, and/or (ii) extend loans to Customer secured by equipment. The terms of each Equipment Schedule hereto will indicate the nature of the transaction, i.e., lease or loan, and will be subject to any and all applicable conditions and provisions set forth herein as may from time to time be amended. Each Equipment Schedule shall be in the form acceptable to Sentry, shall incorporate therein all of the terms and conditions of this Agreement and shall contain such additional terms and conditions as Sentry and Customer shall agree upon. Each Equipment Schedule is enforceable according to the terms and conditions contained therein. In the event of a conflict between the language of this Agreement and any Equipment Schedule hereto, the language of the Equipment Schedule shall prevail with respect to that Equipment Schedule.

         Sentry, by its acceptance hereof at its home office, agrees to extend equipment financing to Customer, by either lease or loan (as set forth on the applicable Equipment Schedule), and Customer agrees to (i) lease from Sentry, in accordance with the terms and conditions herein, the equipment and features together with all replacements, parts, repairs, additions, attachments and accessories incorporated therein (collectively called the "Equipment" and individually called a "Financed Item") described in each executed Equipment Schedule which shall be made a part hereof; and/or (ii) borrow money from Sentry in accordance with the terms and conditions herein, the repayment of which will be secured by the Equipment. If the structure of the transaction is a lease, Customer shall have no right, title or interest in the Equipment, except as a lessee as expressly set forth herein. If the structure of the transaction is a loan, Customer shall (i) grant to Sentry a first priority security interest in the Equipment, and (ii) keep such Equipment free and clear of all other liens and encumbrances. Sentry shall have no obligation hereunder until the execution and delivery of an Equipment Schedule by Sentry and Customer.

         2. TERM, PAYMENTS AND TERMINATION. The term of this Agreement shall commence on the date set forth above and shall continue thereafter so long as any Equipment Schedule entered into pursuant to this Agreement remains in effect.

         The Initial Term, the Loan Amount (if the transaction is structured as a loan), the interest rate (if the transaction is structured as a loan), and the Periodic Payment payable with respect to each Financed Item, together with other transaction specific terms and conditions, shall be as set forth in and as stated in the respective Equipment Schedule(s). Customer or Sentry may terminate any Equipment Schedule effective at the expiration of the Initial Term or any renewal term thereof, by giving the other party 180 days prior written notice. Where the transaction is structured as a lease: (i) if notice of termination is not given at least 180 days prior to such expiration, then the Initial Term shall be automatically extended for an additional period of six months on the same terms provided for during the Initial Term. No notice of termination may be revoked without prior written consent of the other party; and (ii) if, upon the termination of the applicable Equipment Schedule as to any Financed Item, Customer fails or refuses to return and deliver possession of such Financed Item to Sentry within three business days after the expiration of the term of the Equipment Schedule, in additional to all other rights and remedies available to Sentry, Customer shall be liable to Sentry for all Periodic Payments on such Financed Item until its return and direct damages Sentry may suffer by reason of being unable to deliver such Financed Item to another party. Unless otherwise specifically agreed in writing by Sentry, Customer shall have no right to prepay, in whole or in part, any amounts financed hereunder.

         3. ACCEPTANCE, WARRANTIES, LIMITATION OF LIABILITY. Customer represents and agrees that, as of the date each Financed Item is accepted hereunder (the "ACCEPTANCE DATE"), each Financed Item is of a size, design, capacity and manufacture selected by Customer and that Customer has inspected such Financed Item, found it to be in good order, and unconditionally accepted such Financed Item, without prejudice, however, to any right or remedy Customer may have against the manufacturer or supplier thereof. On the Acceptance Date, Customer will execute and deliver a Certificate of Acceptance (in a form acceptable to Sentry) with respect to each Financed Item which certificate of acceptance will be conclusive evidence of the foregoing. At Sentry's option, in lieu of a separate Certificate of Acceptance, Sentry may incorporate the language that would otherwise exist in a Certificate of Acceptance into the Equipment Schedule, in which case it will have the same effect as if set forth in a separate Certificate of Acceptance. SENTRY SHALL HAVE NO LIABILITY TO CUSTOMER FOR ANY CLAIM, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTLY OR CONSEQUENTIALLY BY THE EQUIPMENT, BY ANY INADEQUACY

                                                               Counterpart No. 2

THEREOF OR DEFICIENCY OR DEFECT THEREIN, BY ANY INCIDENT WHATSOEVER IN CONNECTION THEREWITH, ARISING IN STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, OR IN ANY WAY RELATED TO OR ARISING OUT OF THIS AGREEMENT. SENTRY MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING THOSE OF MERCHANTABILITY, DURABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE EQUIPMENT AND EXPRESSLY DISCLAIMS THE SAME. Notwithstanding the foregoing, Customer will be entitled to the benefit of any applicable manufacturer's warranties, and, to the extent assignable by Sentry, such warranties are hereby assigned by Sentry for the benefit at Customer, and Customer shall take all reasonable action to enforce such warranties where available to Customer.

         4. ASSIGNMENT, OBLIGATION TO PAY PERIODIC PAYMENTS UNCONDITIONAL. Sentry may (a) assign or sell all or a portion of its right, title and interest in and to the Equipment, this Agreement, and/or any Equipment Schedule, and/or
(b) in the event the transaction is structured as a lease, grant a security interest in the Equipment, any Financed Item, this Agreement, and/or any Equipment Schedule; to one or more lenders or equity sources (individually "Assignee," collectively the "Assignees"). Customer hereby (i) consents to such assignments and/or grants, (ii) agrees to promptly execute and deliver, from time to time and at no cost or expense to Sentry, such further acknowledgments, agreements and other instruments as may be reasonably requested by Sentry or any Assignee to effect such assignments and/or grants, and (iii) agrees to comply fully with the terms of any such assignments and/or grants, provided that such assignments and/or grants shall not change the timing or amount of Customer's remaining payment obligations hereunder nor materially change Customer's other remaining rights and obligations hereunder. Customer agrees that Sentry may assign or transfer this Agreement or Sentry's interest in the Equipment even if said assignment or transfer could be deemed to materially affect the interest of Customer. In the event of an assignment, all references herein to Sentry shall include Assignee; provided, however, that Assignee shall not be obligated to perform the obligations of Sentry hereunder unless Assignee expressly agrees to do so in writing.

         This Agreement is a "net" lease or loan, as the case may be, and Customer agrees that its obligation to pay all Periodic Payments and other sums payable hereunder (collectively, "Payments"), and the rights of Sentry and Assignee in and to such Payments, are absolute and unconditional and are not subject to any abatement, reduction, setoff, defense, counterclaim or recoupment due or alleged to be due, to or by reason of, any past, present or future claims which Customer may have against Sentry, Assignee, the manufacturer or seller of the Equipment, or against any person for any reason whatsoever. Customer shall have no right to assign any Equipment Schedule or to sublease the Equipment without the express prior written consent of Sentry, which consent may be granted or withheld in Sentry's sole discretion.

         5. INSTALLATION, MAINTENANCE AND REPAIR. Customer has selected the type, quantity and supplier of each item of Equipment, and in reliance thereon, such Equipment has been or will be ordered by Sentry from such supplier, or Sentry has accepted or will accept an assignment of an existing purchase order therefor. Customer shall, at its expense, be responsible for the delivery, installation, deinstallation, redelivery, maintenance and repair of the Equipment by a party acceptable to Sentry. Sentry shall have no liability for any delay in delivery or failure by the supplier to deliver any Equipment or to till nay purchase order or meet the conditions thereof. Customer agrees, at all times during the term of each Equipment Schedule, at its sole expense, to keep the Equipment in good repair, condition and working order, and to furnish all parts, mechanisms or devices which may be required in the course of so doing. Customer will at all times during the term of each Equipment Schedule maintain in force a maintenance agreement covering the Equipment with the manufacturer thereof or such other party as may be reasonably acceptable to Sentry and, if the transaction is structured as a lease, upon the surrender of the Equipment to Sentry, Customer shall provide a letter from the manufacturer(s) of the Equipment certifying that the Equipment is eligible for maintenance. Sentry or Assignee will have the right, but not the obligation, to inspect the Equipment during reasonable business hours.

         If the transaction is structured as a lease, Customer shall permit manufacturer access to the Equipment to install "no charge" engineering changes in order to keep the Equipment at current engineering levels.

         6. REPRESENTATIONS AND WARRANTIES. Customer represents and warrants for the benefit of Sentry and Assignee, and if requested by Sentry will provide an opinion of counsel and other supporting documents to the effect that, at the time of execution of this Agreement and of each Equipment Schedule:

         (a) Customer is a legal entity, duty organized, validly existing and in good standing under the laws of the jurisdiction where the Equipment will be located and has adequate power to enter into and perform this Agreement and each Equipment Schedule executed hereunder; and Customer will keep in full force and effect its existence and rights as a corporation under the laws of the jurisdiction of its incorporation and will obtain and preserve its right to do business as a corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each Equipment Schedule:

         (b) This Agreement and each Equipment Schedule executed hereunder have been duly authorized, executed and delivered by Customer and together constitute a valid, legal and binding agreement of Customer, enforceable in accordance with their terms;

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
                                                               Counterpart No. 2

         (c) The entering into and performance of this Agreement and each Equipment Schedule executed hereunder will not violate any judgment, order, law or regulation applicable to Customer or any provision of Customer's articles of incorporation or bylaws or result in any breach of, or constitute a default under, or result in the creation of any lien, charge, security interest or other encumbrance upon any assets of Customer or on the Equipment (except as granted under this Agreement) pursuant to any instrument to which Customer is a party or by which it or its assets may be bound;

         (d) There are no actions, suits or proceedings pending or, to the knowledge of Customer, threatened, before any court, administrative agency, arbitrator or governmental body which will, if determined adversely to Customer, materially adversely affect its ability to perform its obligations under this Agreement, or any Equipment Schedule executed hereunder or any related agreement to which Customer is a party;

         (e) Customer is not a tax exempt organization;

         (f) Customer is not in material default under any loan or lease agreement;

         (g) Customer is not insolvent and will not be rendered insolvent by any transaction contemplated by this Agreement or any Equipment Schedule. In addition, if the transaction is structured as a loan, Customer represents and warrants, for the benefit of Sentry and Assignee, that:

         (h) Customer owns the Equipment free and clear of off liens, charges, and other encumbrances, and that this Agreement constitutes a valid lien on the Equipment; Customer will warrant and defend its title in and to the Equipment against the claims and demands of all persons and will maintain the lien created under this Agreement; and

         (i) Customer will execute and deliver, from time to time, all such supplements and amendments hereto or to an Equipment Schedule, and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action, as Sentry reasonably requests and deems necessary or advisable to (1) maintain or preserve the lien created under this Agreement or carry out more effectively the purposes hereof, and/or (11) perfect, publish notice of, or protect the validity of this Agreement or any Equipment Schedule.

         7. RISK OF LOSS AND DAMAGE. (a) Customer agrees to bear the entire risk of loss with respect to any damage, destruction, loss, theft, or governmental taking of any Financed Item, whether partial or complete and whether or not through any default or neglect of Customer. Except as provided in this Section 7, no such event shall relieve Customer of its obligation to pay Payments hereunder.

         (a) If any Financed Item is damaged, Customer must promptly notify Sentry and within 60 days of such damage shall, at Customer's expense, cause such repairs to be made as are necessary to return such Financed Item to its previous condition. Customer shall then and only then, be entitled to receive from Sentry or Assignee, as the case may be, any insurance proceeds received or attributable to such damage.

         (b) In the event that any Financed Item is destroyed, damaged beyond repair, lost, stolen, or taken by government action or a stated period extending beyond the term of the applicable Equipment Schedule(s) (an "Event of Loss"), Customer must promptly notify Sentry and Assignee and pay to Sentry or Assignee, as the case may be, on the next Periodic Payment Date following the Event of Loss, an amount equal to the Casualty Value of such Financed Item calculated pursuant to the Casualty Value Table in effect on the date of the Event of Loss and all Payments accrued on such item up to the date of payment. Upon payment of such amounts, Customer's obligation to pay any further Periodic Payments will cease with respect to that Financed Item (but not with respect to any remaining Equipment) and Customer will be entitled to receive any insurance proceeds or other recovery received by Sentry or Assignee in connection with such Event of Loss.

         (c) In the event of a governmental taking of a Financed Item for an indefinite period or for a stated period which does not extend beyond the term of the applicable Equipment Schedule(s), all obligations of Customer with respect to such Financed Item (including payment of Payments) will continue. So long as Customer is not in default hereunder, Sentry will pay to Customer all sums received by Sentry by reason of such governmental taking up to the amount paid by Customer during such period.

         8. INSURANCE. Customer, at its sole expense, shall insure the Equipment against all risks in such amounts (but not less then the Casualty Value) upon terms and with carriers reasonably acceptable to Sentry. Such insurance policies shall insure against, among other exposures, damage or destruction of the Equipment, bodily and personal injury, property damage liabilities and other risks customarily and reasonably insured against by Customer on Equipment owned by Customer. All such insurance must name Sentry and Assignee as additional insureds for all liability insurance and sole loss payee of all casualty insurance, and must provide that such insurance may not be canceled or altered without at least 30 days prior written notice to Sentry and Assignee. Upon Sentry's and Assignee's prior written consent, Customer may act as a self-insurer in amounts acceptable to Sentry and Assignee.

         9. INDEMNITY. Customer agrees to indemnify, hold harmless and defend, Sentry and Assignee from and against any and all claims, demands, actions, suits, proceedings, costs, expenses, damages and liabilities, at law or in equity, (including reasonable outside counsel fees, allocated costs of internal counsel and disbursements for

                                                               Counterpart No. 2

both), arising out of, connected with, or resulting from, this Agreement, any Equipment Schedule executed hereunder, or the Equipment, including, without limitation: (i) the manufacture, selection, purchase, delivery, possession, condition, use, operation or return thereof; and (ii) the enforcement of this Agreement, any Equipment Schedule, and any other documents delivered thereunder, including any out-of-court workout or in any bankruptcy case. Any obligations under this paragraph arising prior to the expiration of this Agreement or the Initial Term (or any renewal term) of any Equipment Schedule, shall survive the expiration or other termination of this Agreement or the applicable Equipment Schedule.

         10. LIENS AND TAXES. Customer will, at its sole expense, keep the Equipment free and clear of all levies, liens and encumbrances. Customer shall not assign or otherwise encumber this Agreement, any Equipment Schedule or any of its rights hereunder without the prior written consent of Sentry. Customer will declare and pay to the appropriate governmental authorities when due all license fees, registration fees, assessments, charges and taxes, whether municipal, state or federal, including, but not limited to, sales, use, excise and property taxes, and penalties and interest with respect thereto, excluding, however, any taxes measured solely by Sentry's net income. Customer shall provide evidence of any payment hereunder upon request of Sentry. Any obligations under this paragraph arising prior to the expiration of the Initial Term (or any renewal term) shall survive the expiration or other termination of the applicable Equipment Schedule.

         11. CUSTOMER'S FAILURE TO PERFORM. Should Customer fail to make any payment or fail to do any act required herein, Sentry has the right, but not the obligation and without releasing Customer from any obligation hereunder to make or do the same, to pay, purchase, contest or compromise any encumbrance, charge or lien which, in the judgment of Sentry, appears to affect the Equipment and, in exercising any such rights, incur any liability and expend whatever amount in Sentry's absolute discretion Sentry may deem necessary therefor. All sums so incurred or expended by Sentry shall be, without demand, immediately due and payable by Customer, shall be considered Payments hereunder, and will bear interest at the lesser of 2% per month or the highest interest rate legally permissible ("Late Payment Rate").

         12. EQUIPMENT IS PERSONAL PROPERTY; LOCATION OF EQUIPMENT. Customer covenants and agrees that the Equipment is, and will at all times be and remain, personal property and, in the case of a transaction structured as a lease, owned by Sentry (or Assignee). If requested by Sentry, Customer will obtain, prior to delivery of any Financed Item, a certificate in a form satisfactory to Sentry from all parties with an interest in the premises wherein the Equipment may be located, waiving any claim with respect to the Equipment.

         Customer will not move any Financed Item nor permit any Financed Item to be moved from the address set forth in the applicable Equipment Schedule without Sentry's consent, which consent will not be unreasonably withhold; provided, however, that in no event will any Financed Item be moved to a location outside the United States of America.

         13. DESIGNATION OF OWNERSHIP. If at any time during the term hereof Customer is supplied with labels, plates or other markings stating that the Equipment is owned by Sentry or Assignee, or is subject to any security interest of Sentry or Assignee, Customer agrees to affix and keep the same prominently displayed on the Equipment. Customer agrees to execute and file Uniform Commercial Code financing statements and any and all other instruments necessary to perfect Sentry's or Assignee's interest in this Agreement, Equipment Schedule(s), the Payments or the Equipment. Sentry may file a copy of this Agreement and appropriate Equipment Schedule(s) as a financing statement. Customer agrees to pay all reasonable costs and expenses incurred by Sentry including, without limitation, attorneys' fees and UCC search fees, in connection with the actions taken by Sentry to complete each Equipment Schedule.

         14. USE. Customer shall use the Equipment in a careful and proper manner in conformance with manufacturer's specifications and shall comply with, and conform to, all federal, state, municipal and other laws, ordinances and regulations in any way relating to the possession, use or maintenance of the Equipment.

         15. SURRENDER OF EQUIPMENT. If the transaction is structured as a lease, upon the expiration or earlier termination of each Equipment Schedule with respect to any Financed Item, Customer shall, unless Customer has paid Sentry in cash the Casualty Value of the Equipment pursuant to Section 7, return the same to Sentry in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted, to the location to be advised by Sentry. Upon return, all components of the Equipment shall be clean, and shall include all instruction manuals, operating software, and all other items that are necessary to or would facilitate the operation of the Equipment as intended by the manufacturer. All costs of replacing missing components and repairing non-working components shall be borne by Customer. At Customer's option, Sentry shall clean the returned Equipment (or cause it to be cleaned), the reasonable costs of which shall be paid by Customer. The deinstallation of the Equipment shall be done in a manner resulting in no harm or damage either to the Equipment or to any equipment to which the Equipment is attached. Sentry shall have the sole right and option to make all the arrangements for (i) the transportation of each Financed Item to and the installation of each Financed Item at the Equipment Location stated in the applicable Equipment Schedule, and
(ii) the discontinuance, disassembly, packing and transportation of each

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
                                                               Counterpart No. 2

Financed Item from the Equipment Location to a location of Sentry's choice within the continental United States upon the termination of the applicable Equipment Schedule (by expiration or otherwise) as to such Financed Item. All costs of deinstallation, packaging, insurance and transportation of the Equipment will be borne by Customer.

         16. DEFAULT. The occurrence of any of the following events, among others, shall constitute an Event of Default and shall, at the option of Sentry, terminate (a) any or all Equipment Schedule(s) with respect to which such Event of Default relates and lb) Customer's right to possession of the Equipment:

         (i) The nonpayment by Customer of any Payment within 10 days of the date on which it is due.

         (ii) The failure by Customer to perform or observe any other term, covenant or condition of this Agreementor any Equipment Schedule, which is not cured within 10 days after notice thereof from Sentry or Assignee.

         (iii) Any affirmative act of insolvency by Customer, or the filing by Customer of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to debtors.

         (iv) The filing of any involuntary petition against Customer under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law for the relief of or relating to debtors which is not dismissed within 60 days thereafter, or the appointment of any receiver, liquidator or trustee to take possession of any substantial portion of the properties of Customer, unless the appointment is set aside or ceases to be in effect within 60 days from the date of said filing or appointment.

         (v) The subjection of a substantial part of Customer's property or any Financed Item to any levy, seizure, assignment or sale for or by any creditor or governmental agency.

         (vi) Any representation or warranty made by Customer in this Agreement or in any Equipment Schedule or in any document furnished by Customer to Sentry or Assignee in connection with this Agreement or any Equipment Schedule or with respect to the acquisition or use of the Equipment shall be untrue in any material respect.

         (vii) The default by Customer under any other lease or loan agreement.

         17. REMEDIES. Upon the happening of any Event of Default:

         (i) Customer will, without demand, on the next Payment Date following the Event of Default, pay to Sentry, as liquidated damages and not as a penalty, an amount equal to (a) if the transaction is structured as a lease, the sum of
(1) the Casualty Value set forth in the Casualty Value Table of such Equipment Schedule, and (11) any Payments then due and owing by Customer hereunder (where such sum is hereinafter referred to as the "Lease Default Value"); or lb) if the transaction is structured as a loan, the sum of (1) the present value (using as the discount rate a rate equal to four percentage points less than the interest rate of the loan) of the remaining Payments to be paid during the Initial Term (together with any required balloon or similar payments), determined as of the date of the Event of Default, and (11) any Payments (and interest) then due and owing by Customer (where such sum is hereinafter referred to as the "Loan Default Value");

         (ii) Sentry may, without notice to or demand upon Customer:

         (a) Take possession of the Equipment and use commercially reasonable efforts to sell and/or lease the same, or any portion thereof, in such manner or amount, and to such entity as Sentry, in Sentry's discretion shall elect, provided that, if the original transaction under the applicable Equipment
Schedule is structured as a loan, Sentry shall provide Customer reasonable notice (which is hereby agreed to be ten (10) business days) of its intention to sell and/or lease the same. The proceeds of such sale and/or lease will be applied by Sentry (A) first, to pay all costs and expenses, including reasonable legal fees and disbursements (in-house or otherwise) incurred by Sentry as a result of the Event of Default and the exercise of Sentry's remedies with respect thereto; (B) second, to pay Sentry an amount equal to the Lease Default Value or the Loan Default Value, as the case may be, to the extent not previously paid by Customer, and (C) third, to reimburse Customer for the Lease Default Value or the Loan Default Value, as the case may be, to the extent previously paid by Customer. Any surplus remaining thereafter will be retained by Sentry, in the case of a transaction structured as a lease, or by Customer, in the case of a transaction structured as a loan. To the extent Customer has not paid Sentry the amounts specified in this Section 17, Customer will forthwith pay such amounts to Sentry plus interest at the Late Payment Rate on such amounts, computed from the date the Lease Default Value or the Loan Default Value, as the case may be, is payable hereunder until such amounts are paid.

         (b) Take possession of the Equipment and hold and keep idle the same or any portion thereof. The exercise of any of the foregoing remedies by Sentry will not constitute a termination of this Agreement or any Equipment Schedule unless Sentry so notifies Customer in writing. No remedy referred to in this
Section 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Sentry at law or in equity. In the event the transaction is structured as a loan (or is otherwise determined to be a loan), Sentry shall have (in addition to all other rights and remedies granted hereunder or otherwise) all the rights and remedies provided to a secured party by the Uniform Commercial Code with respect to all parts of the Equipment which are and which are deemed to be governed by the Uniform Commercial Code.

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
                                                               Counterpart No. 2

         18. SPECIAL TERMS; CERTAIN DEFINITIONS. Any special terms set forth in one or more Exhibits, Schedules or Riders to this Agreement as they apply to the applicable Equipment Schedule(s) will be applicable as though fully set forth herein. When used in this Agreement or any Equipment Schedule(s): (i) "Fair Market Value" shall mean the in-place value of the Equipment to Customer, as reasonably determined by Lessor, which would be obtained in an arms-length transaction between an informed and willing buyer-user under no compulsion to buy and an informed and willing seller under no compulsion to sell, where the costs of installation, removal and advertising from the places the Equipment is or will be located pursuant to this Agreement during the Initial Term shall not be a deduction from such value; and (ii) "Fair Rental Value" shall mean the in-place value of the Equipment to the Customer, as reasonably determined by Lessor, which would be obtained in an arms-length transaction between an informed and willing user under no compulsion to lease and an informed and willing lessor under no compulsion to lease, where the costs of installation, removal and advertising from the places the Equipment is or will be located pursuant to this Agreement during the Initial Term shall not be a deduction from such value.

         19. ARTICLE 2A WAIVERS. To the full extent permitted by applicable law, Customer hereby waives any and all rights and remedies conferred upon a lessee by sections 2A-508 through 2A-522 of the Uniform Commercial Code ("UCC") including, but not limited to, Customer's rights to: (i) cancel or repudiate this Agreement or any Equipment Schedule; (ii) reject or revoke acceptance of the Equipment after Customer has accepted such Equipment (pursuant to a Certificate of Acceptance therefor or otherwise); (iii) a security interest in the Equipment in Customer's possession or control for any reason; (iv) deduct all or any part of any claimed damages resulting from Lessor's default, if any, under this Agreement or any Equipment Schedule; (v) accept partial delivery of the Equipment; (vi) "cover" by making any purchase or lease of or contract to purchase or lease Equipment in substitution for those due from Lessor during the Agreement term; (vii) recover any general, special, incidental or consequential damages, for any reason whatsoever; and (viii) specific performance, replevin, detinue, sequestration, claim and delivery or the like for any Equipment identified to this Agreement. To the extent permitted by applicable law, Customer also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use any Equipment in mitigation of Lessor's damages as set forth in Section 17 of this Agreement or which may otherwise limit or modify any of Lessor's rights or remedies under
Section 17.

         20. MISCELLANEOUS.

         (a) EFFECT OF WAIVER. No delay or omission to exercise any right or remedy accruing to Sentry upon any breach or default of Customer will impair any such right or remedy or be construed to be a waiver of any such breach or default, nor will a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval on the part of Sentry of any breach or default under this Agreement, or any Equipment Schedule or of any provision or condition hereof or thereof, must be in writing specifically set forth. All remedies, either under this Agreement or any Equipment Schedule, or at law or in equity or otherwise afforded to Sentry, are cumulative and not alternate.

         (b) NOTICES. Any notice required or permitted to be given by the provisions hereof must be in writing and will be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at the address indicated below (or at such other address as such party specifies to the other party in writing) or, if sent by registered or certified U.S. mail, on the third business day after the day on which mailed, addressed to such party at such address:

                  IF TO SENTRY:     One Utah Center
                                    201 South Main Street, Suite 1400
                                    Salt Lake City, UT 84111-2215
                                    Attention: General Counsel

                  IF TO CUSTOMER:   As set forth in the applicable Equipment
Schedule.

         (c) APPLICABLE LAW. This Agreement and Equipment Schedule(s) will be governed by, and construed in accordance with, the laws of the State of Utah (without giving effect to principles relating to conflicts of laws). Customer hereby irrevocably consents to the exclusive jurisdiction of the Third Judicial District Court for Salt Lake County, State of Utah or, if such court for any reason dies not have jurisdiction, then Customer hereby consents to the exclusive jurisdiction of the United States Federal District Court for the State of Utah, Central Division (the applicable court is hereafter referred to as (the "Court"), for a determination of any dispute as to any matters hereunder ("Proceeding") and authorizes service of process by the Court for a determination of any Proceeding as to any such matters by service of process on Customer by certified or registered mail sent to Customer at the address referred to in Section 1 9(b) above. Customer irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any Proceeding in the Court and any claim that any Proceeding brought in the Court has been brought in an inconvenient forum. Notwithstanding the foregoing,

                                                               Counterpart No. 2

Sentry may bring a Proceeding in any court of any other jurisdiction where Customer or any of its property may be found, and Customer irrevocably submits to the jurisdiction of each such court in respect of any such Proceeding.

         (d) SECURITY INTEREST.

         (i) Each executed copy of this Agreement will be an original. To the extent, if any, that this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Agreement may be created through the transfer or possession of any counterpart other than an original.

          (ii) There shall be only one original of each Equipment Schedule to this Agreement, and it shall be marked "Counterpart No. 1," and all other counterparts will be marked "Counterpart No. 2." To the extent, if any, that any Equipment Schedule(s) to this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code., as in effect in any applicable jurisdiction), no security interest in any Equipment Schedule(s) may be created in any document(s) other than Counterpart No. 1.

         (iii) If the transaction documented under an Equipment Schedule is structured as a loan (or is determined to be other than a true lease under applicable law), Customer hereby grants to Sentry a first priority security interest in and to the Equipment described therein together with all proceeds and products thereof and all after-acquired property.

         (e) SUSPENSION OF OBLIGATIONS OF SENTRY. The obligations of Sentry hereunder will be suspended to the extent that Sentry is hindered or prevented from complying therewith because of labor disturbances including, but not limited to, strikes and lockouts, acts of God, fires, storms, accidents, failure of the manufacturer to deliver any Financed Item, governmental regulations or interference or any cause whatsoever not within the sole and exclusive control of Sentry.

         (f) FINANCIAL STATEMENTS. Customer agrees promptly to furnish, or cause to be furnished, to Sentry and Assignee (i) within forty-five (45) days of the end of each fiscal quarter, and (ii) within one hundred twenty (120) days of the end of each fiscal year, financial statements of Customer prepared in accordance with generally accepted accounting principles and audited by a firm of independent certified public accountants, together with such other financial and related information respecting Customer or the Equipment as Sentry or Assignee may from time to time reasonably request.

         (g) ENTIRE AGREEMENT. Sentry and Customer acknowledge that there are no agreements or understandings, written or oral, between Sentry and Customer with respect to the Equipment, other than as set forth herein and in each Equipment Schedule and that this Agreement and each Equipment Schedule contain the entire agreement between Sentry and Customer with respect thereto. Neither this Agreement nor any Equipment Schedule may be altered, modified, terminated or discharged except by a writing signed by the party against which such alteration, modification or discharge is sought.

         (h) SEVERABILITY. Any provision of this Agreement or any Equipment Schedule prohibited by, or unlawful or unenforceable under, any applicable law or any jurisdiction shall, at the sole option of Sentry, be ineffective as to such jurisdiction without invalidating the remaining provisions of this Agreement; provided, however, that to the extent that the provisions of any such applicable law can be waived, they are hereby waived by Customer.

         (i) NONSPECIFIED FEATURES. If the transaction is structured as a lease and if the Equipment delivered pursuant to any Equipment Schedule contains any features not specified therein, Customer grants Sentry, at Sentry's option and Sentry's expense, the right to remove or deactivate any of such features. Such removal or deactivation shall be performed by the manufacturer or another party reasonably acceptable to Customer upon the request of Sentry, at a time convenient to Customer, provided that Customer shall not unreasonably delay the removal of such features.

         (j) QUIET ENJOYMENT. Provided that no Event of Default has occurred or is continuing hereunder, Sentry (or Assignee) shall not interfere with Customer's right of quiet enjoyment and use of the Equipment.

         (k) SUBSTITUTION. If the transaction is structured as a lease, Sentry may, upon written notice to Customer, provide Equipment with different serial numbers and locations than those shown on the applicable Equipment Schedule. Any such substituted Equipment will meet or exceed specifications of Equipment specified on the applicable Equipment Schedule.

         (l) ALTERATIONS. Customer shall be permitted with Sentry's prior written consent and at Customer's own expense to make alterations or improvements to the Equipment which are readily removable without causing material damage to the Equipment and do not adversely affect any manufacturer's warranties with respect to such Equipment. Any alterations that are not removed by Customer prior to the return of the Equipment to or as directed by Sentry shall become the sole and exclusive property of Sentry.

         (m) HEADINGS. Section headings are for convenience only and shall not be construed as part of this Agreement.

         (n) SUCCESSORS. This Agreement shall inure to and bind the permitted successors and assigns of the respective parties.

                                                               Counterpart No. 2

         (o) SUPPLIER NOT AN AGENT OF LESSOR. Customer understands and agrees that neither the manufacturer, seller or supplier, nor any salesperson or other agent of the manufacturer, seller or supplier, is an agent of Lessor. No salesperson or agent of the manufacturer, seller or supplier is authorized to waive or alter any term or condition of this Agreement, and no representation as to Equipment or any other matter by manufacturer, seller or supplier shall in any way affect Customer's duty to pay Rent and perform its other obligations as set forth in this Agreement.

         (p) STATUTE OF LIMITATIONS. Any action by Customer against Lessor for any default by Lessor under this Agreement, including breach of warranty or indemnity, shall be barred unless commenced within one (1) year after any such cause of action accrues.

         IN WITNESS WHEREOF, Sentry and Customer have caused this Agreement to be duly executed as of the date first above written.

SENTRY:                                      CUSTOMER:

SENTRY FINANCIAL CORPORATION,                VENTURI TECHNOLOGIES, INC.
a Utah corporation                           a Texas corporation

By:  /s/ Jonathan M. Ruga                    By: /s/ Gaylord Karren
     -----------------------                     ----------------------
Name:    Jonathan M. Ruga                    Name:       Gaylord Karren
Title:   Chief Executive Officer             Title:      Chairman and CEO



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